Exhibit 99.1

Gabelli & Company, Inc.

10b5-1 Sales Plan
For
Jason G. Weiss, trustee of the Michigan Trust (also known as Jason G. Weiss Revocable Trust dated August 2, 2000, as amended) (the “Michigan Trust”), and Murray Sprung, trustee of the Weiss Family Trust dated August 7, 2000 (the “Weiss Family Trust”)

Jason G. Weiss, trustee of the Michigan Trust dated August 2, 2000, as amended and Murray Sprung, trustee of the Weiss Family Trust dated August 7, 2000, (collectively, “Seller”) as of this 23rd day of November 2009, hereby establishes this Plan (the “Plan”) pursuant to the requirements of and in conformity with the provisions of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Seller requests that Gabelli & Company, Inc. ("Gabelli") execute the Plan as follows:

1. Starting upon February 16, 2010, sell 1,500,000 common stock shares and 750,000 warrants (collectively herein “Shares”) pursuant to the attached table on a “not held” basis.  To the extent common stock shares are sold pursuant to the Plan, one half of such sales shall be allocated to the Michigan Trust and half of such sales shall be allocated to the Weiss Family Trust.  All sales of warrants under this Plan shall be allocated to the Michigan Trust.

Name of Issuer:                                Boise Inc.

Stock Symbols:                                BZ (common stock) and BZ-WT (warrants)

Relationship to Issuer: Member of Board of Directors

2.  The Plan shall end on the earliest of:

a.	9 months from the date this agreement is executed

b.	the completion of all sales contemplated by the Plan;

c.	the Seller’s or Gabelli’s reasonable determination that:

(i)	the Plan does not comply with Rule 10b5-1 or other applicable securities laws;

(ii)	the Seller has not, or Gabelli has not, complied with the Plan, Rule 10b5-1 or other applicable securities laws.

3.   Seller will pay Gabelli $0.02 per share commission rate, except that to the extent warrants are sold at less than $1.00 per warrant, commissions on such warrant trades shall be $0.01 per warrant.

4.    Seller confirms that (a) he established the Plan in good faith in compliance with the requirements of Rule 10b5-1 at a time when he was not in possession of non-public material information, (b) he has consulted with legal counsel and other advisors in connection with his decision to enter into the Plan and has confirmed that the Plan meets the criteria set forth in Rule 10b5-1, (c) he has not received or relied on any representations by Gabelli regarding the Plan’s compliance with Rule 10b5-1, (d) he has provided, or caused the Issuer to provide, Gabelli with a certificate completed by the Issuer, substantially in the form of Annex A hereto (“Issuer Certificate”), (e) he owns all Shares that are subject to the Plan free and clear of liens or encumbrances of any kind, and/or he will own all such Shares free and clear of liens or encumbrances of any kind at the time of their Sale as provided for in this Plan, (f) there are no restrictions imposed on him, the Shares or the Issuer that would prevent Gabelli or Seller from complying with the Plan, (g) he understands the proscriptions of Rule 10b5-1 in respect of offsetting and hedging transactions, (h) he will not disclose to any persons at Gabelli effecting sales under the Plan any information regarding the Issuer that might influence the execution of the Plan, and (i) he will inform Gabelli as soon as possible of any subsequent legal or contractual restrictions affecting the execution of the Plan by Gabelli or by the Issuer and of the occurrence of any event that would cause the Plan to end or be suspended as contemplated herein.

5.    While the Plan is in effect, the Seller will not disclose to any employee of Gabelli any material nonpublic information concerning the Shares or the Issuer.

6.    While the Plan is in effect, Seller will not attempt to exercise any influence over how, when or whether to effect sales of Shares.

7.    To the best of the Seller’s knowledge and belief, the Plan does not violate the Issuer’s insider trading policies.

8.   Seller agrees to make or cause to be made all filings required under the Securities Act and/or the Exchange Act, including pursuant to Section 13 and Section 16 of the Exchange Act, and any other filings necessary.

9.   Prior to the date of execution of any sales specified under the Plan, Seller agrees to have delivered into the custody of Pershing the total amount of the Shares that may be sold pursuant to the Plan, together with all transfer documents and other authorizations required for Gabelli to effect settlement of sales of such Shares on his behalf.  Pershing, LLC, a subsidiary of Bank of New York Mellon, is the clearing agent of Gabelli & Company, Inc., and is responsible for maintaining client positions and cash.

10.   Seller agrees that Gabelli’s obligation to execute sales under the Plan is conditioned on the satisfaction of the foregoing delivery requirements.

11.   Seller agrees to inform Gabelli as soon as possible of any of the following:

a.
any subsequent restrictions imposed on Seller due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent Gabelli or Seller from complying with the Plan, and

2.	the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under the terms hereof.

 12.            If Gabelli must suspend sales of Shares under this Plan on a particular day for any of the following reasons:

a.	a day specified by the Plan is not a day on which the Shares trade regular way on the Exchange;

b.	trading of the Shares on the Exchange is suspended for any reason; or

c.
Gabelli determines, in its sole discretion, that it cannot effect a sale of Shares due to legal, regulatory or contractual restrictions applicable to it or to the Issuer (including without limitation, Regulation M, Rule 10b-5 or Rule 10b-18);

then Gabelli will resume sales in accordance with paragraph 1 above on the next day after the condition causing the suspension of sales has been resolved to the satisfaction of Gabelli and Seller, and Gabelli will have no liability in connection with any suspension of sales.

13.           Gabelli may execute the Seller’s order:  (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate the order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as a block or in multiple smaller transactions, and allocate an average price to each seller.

14.           When orders are aggregated, Gabelli shall allocate the proceeds of Shares sold pro rata among the sellers, based on the ratio of (i) the Shares to be sold and (ii) the sum of the proceeds of all Shares sold, and Gabelli will provide each seller an “average price confirmation” that identifies the amount of securities sold for the applicable seller together with an average price for sales.

15.           Seller agrees to indemnify and hold harmless Gabelli and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to Gabelli’s actions taken in compliance with the Plan, any breach by Seller of the Plan, or any violation by Seller of applicable federal or state laws or regulations.  This indemnification shall survive termination of the Plan.

16.           Gabelli agrees to indemnify and hold Seller harmless from and against all claims, losses, damages and liabilities including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim, arising out of or attributable to Gabelli’s gross negligence or willful misconduct in connection with the Plan.

17.           The Plan may be modified or amended only upon (a) the written agreement of Seller and Gabelli; (b) the receipt by Gabelli of written confirmation signed by Seller to the effect that the representations, warranties and covenants contained herein are true as of the date of such written confirmation; and (c) the receipt by Gabelli of a new Issuer Certificate or written confirmation signed by the Issuer that the representations, warranties and covenants contained in the original Issuer Certificate are true as of the date of such written confirmation. Subject to the foregoing, Gabelli will not object to a modification or amendment of the Plan by Seller that does not violate or cause Gabelli to be in violation of any applicable laws and is not inconsistent with applicable industry guidelines for 10b5-1 plans.

18.           The Plan may be signed in counterparts, each of which will be an original.

19.           The Plan and the attachment together constitute the entire agreement between Seller and Gabelli and supersede any prior agreements or understandings regarding the Plan.

20.           This Plan will be governed by and construed in accordance with the internal laws of the State of New York.

All notices given by the parties under this Plan will be as follows:

If to Gabelli & Company:
Diane LaPointe
One Corporate Center
Rye, NY  10580

If to Seller:
1001 Rivas Canyon Road
Pacific Palisades, CA 90272

Jason G. Weiss, trustee of the Michigan Trust (also known as Jason G. Weiss Revocable Trust dated August 2, 2000, as amended)

/s/ Jason Weiss

Murray Sprung, trustee of the Weiss Family Trust

/s/ Murray Sprung

Acknowledged and Agreed:
          Gabelli & Company, Inc.

By /s/ Douglas R. Jamieson